Exhibit 10.10

RIGHT OF FIRST NEGOTIATION/REFUSAL AGREEMENT

EXTENSION AGREEMENT

THIS EXTENSION AGREEMENT ( “Extension Agreement”), is entered into as of April 1, 2020 (the “Effective Date”), between Valent Technologies LLC, a California Limited Liability Corporation (“Valent”), having its principal place of business at 3475 Edison Way, Suite R, Menlo Park, CA and Edison Oncology Holding Corp, a Nevada corporation (“Edison”), having a principal place of business at 3475 Edison Way, Suite R, Menlo Park, CA (each a “Party”, and collectively the “Parties”).

WHEREAS, the Parties entered into a Right of First Negotiation/Refusal Agreement having an effective date of December 27, 2018 (the “ROFN/R Agreement”) related to Valent Irinotecan Rights and Valent Irinotecan IP as described therein.;

WHEREAS, the conditions described in Article 2(b) of the ROFN/R Agreement have been satisfied on or about February 5th, 2020;

WHEREAS, the Parties wish to extend certain terms of the ROFN/R Agreement including the Exclusive Period and the ROFR Term;

NOW, THEREFORE, in consideration of the premises, the covenants and agreements contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Valent and Edison agree as follows:

1.	Edison Research Support
1.1	Edison shall continue to provide Consultant Support and Expenses pursuant to Article 2.1 and Article 2.2 of the ROFN/R Agreement;
1.2	Edison shall continue to provide support under Article 2.3 of the ROFN/R Agreement; and
1.3	Edison shall fund directly or reimburse Valent costs pursuant to a clinical trial, which is being conducted pursuant to USFDA IND135675 and described by clinicaltrials.gov identifier NCT04337177 (the “Clinical Trial”).

The aggregate funding the (the “Research Funding”) pursuant to the ROFN/R Agreement and this Extension Agreement provided by Edison shall not exceed One Million US Dollars (US$1,000,000), unless otherwise agreed in writing by Edison, in its sole discretion.

2.	Extensions
2.1	The Exclusive Period pursuant to Article 3 of the ROFN/R Agreement shall commence on the date of this Extension Agreement and terminate 180 days after the completion or termination of the Clinical Trial.
2.2	The ROFR Term pursuant to Article 4 of the ROFN/R, Agreement including the Exercise Period and the Negotiation Period shall commence on the date of this Extension Agreement and terminate on the second anniversary of the expiry of the Exclusive Period
3.	Miscellaneous

EOHC/Valent EXTENSION AGREEMENT April 1, 2020 Page 2 of 2

3.1	This Extension Agreement is hereby incorporated into the ROFN/R Agreement pursuant to Article 7.2 of the ROFN/R.

3.2	All other terms and conditions, other than as modified in this Extension Agreement, shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have executed or caused to be executed this Extension Agreement as of the date first above written.

Name:	Dennis Brown, PhD
Title	Principal

EDISON ONCOLOGY HOLDING CORP

By:
Name:	Jeffrey A. Bacha
Title	Chief Executive Officer